EXHIBIT 10.3
Daniel D. Snyder
EVP – Operations
401 N. Main Street
Winston-Salem, NC 27102
RJRT Contract No. 08-00871-002
March 13, 2008
Teresa M. Riggs
President
BATUS Japan, Inc.
103 Foulk Road, Suite 117
Wilmington, Delaware 19803
     Re:      Contract Manufacturing Agreement dated 30th July 2004 by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc.; Section 3.2 Invoices — Amendment
Dear Teresa:
     R. J. Reynolds Tobacco Company (RJRTC) recently has made a shift in the shipment of product for BATUS Japan, Inc. (BATUS Japan) with regard to the Contract Manufacturing Agreement (“the Agreement”) referenced above. Shipments of product by RJRTC to BATUS typically have been made from the west coast of the United States. RJRTC and BATUS Japan deem it mutually beneficial for shipments to be made solely from the east coast of the United States. As a result of this change, a majority of shipments are made through the east coast, and RJRTC and BATUS Japan agreement that typical title passage of product shipped now occurs at a time different from those contemplated by the guidelines originally documented in the Agreement (as amended by our agreement dated April 30, 2007). In light of this, RJRTC and BATUS Japan agree to amend Section 3.2 of the Agreement by replacing Section 3.2 with the following:
3.2      Invoices. RJRTC shall invoice BATUS Japan (or, where applicable RFEBV) monthly for Products shipped by RJRTC during the applicable month. BATUS Japan’s obligation to make payment shall accrue once title and risk of loss to the applicable Products pass to BATUS Japan. Such invoices shall be due and payable by BATUS Japan (or RFEBV) by 12 days after the last calendar day of the month following the month of shipment from RJRTC’s manufacturing facilities.
     The terms of amended Section 3.2 shall be reviewed on a periodic basis by both parties to insure relevance to the current transportation model, and amended to reflect a payment schedule that is fair to both parties.
     All other terms and conditions of the Agreement that are in place as of this letterhead date and not expressly amended by this letter shall remain in full force and effect.

     If the foregoing accurately sets forth our understanding, please indicate by executing and returning two originals.
Agreed and accepted:

R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Dan Snyder

Title:	EVP Operations

Date:	3/17/08

BATUS JAPAN, INC.

By:	/s/ Andy Panaccione

Title:	Secretary & VP

Date:	3/19/08